Exhibit 5.1
[Letterhead of Wachtell, Lipton, Rosen & Katz]

October 26, 2016
Capital Bank Financial Corp.
4725 Piedmont Row Drive, Suite 110
Charlotte, North Carolina 28210
Ladies and Gentlemen:

We have acted as special counsel to Capital Bank Financial Corp., a Delaware corporation (the "Company"), in connection with the Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), initially filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") on October 26, 2016, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of up to 164,204 shares of Class A common stock, par value $0.01 per share (the "Stock"), of the Company (the "Shares") issuable upon the exercise of certain outstanding option awards held by employees of CommunityOne Bancorp ("CommunityOne"), which the Company acquired on October 26, 2016 pursuant to the Agreement and Plan of Merger dated as of November 22, 2015 by and between the Company and CommunityOne.  In connection with the foregoing, you have requested our opinion with respect to the following matters.

For the purposes of giving the opinion contained herein, we have examined the Registration Statement.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below.  As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and the selling stockholders and certificates or comparable documents of public officials and of officers and representatives of the Company and the selling stockholders.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares will be, upon issuance and receipt by the Company of the consideration therefor, duly authorized, fully paid and nonassessable.

We are members of the bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz